Calculation of Filing Fee Tables
S-8
Liberty Latin America Ltd.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Class C common share, par value $0.01 per share	Other	400,000	$ 8.18	$ 3,272,000.00	0.0001531	$ 500.94
Total Offering Amounts:						$ 3,272,000.00		$ 500.94
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 500.94
Offering Note
[1]	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the Securities Act), this Registration Statement also covers, in addition the number of shares stated above, an indeterminate amount of shares which may be issued pursuant to the Liberty Latin America 401(k) Savings Plan after the operation of any anti-dilution and other such provisions under the plan. Based upon the average of the high and low trading prices reported for the Registrant's Class C common shares, par value $0.01 per share, on the Nasdaq Global Select Market on September 19, 2025. Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under teh Securities Act.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A